The American Funds Income Series
February 29, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$15,234
Class B	$49
Class C	$539
Class F-1	$916
Class F-2	$983
Total	$17,721
Class 529-A	$680
Class 529-B	$3
Class 529-C	$100
Class 529-E	$35
Class 529-F-1	$70
Class R-1	$24
Class R-2	$272
Class R-2E	$1
Class R-3	$574
Class R-4	$718
Class R-5	$885
Class R-5E*	$-
Class R-6	$22,764
Total	$26,126
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.0795
Class B	$0.0310
Class C	$0.0288
Class F-1	$0.0794
Class F-2	$0.0973
Class 529-A	$0.0727
Class 529-B	$0.0248
Class 529-C	$0.0259
Class 529-E	$0.0576
Class 529-F-1	$0.0887
Class R-1	$0.0294
Class R-2	$0.0286
Class R-2E	$0.0719
Class R-3	$0.0566
Class R-4	$0.0799
Class R-5	$0.1011
Class R-5E	$0.0388
Class R-6	$0.1045
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	206,162
Class B	1,283
Class C	20,715
Class F-1	17,368
Class F-2	14,957
Total	260,485
Class 529-A	9,662
Class 529-B	98
Class 529-C	3,921
Class 529-E	669
Class 529-F-1	852
Class R-1	762
Class R-2	9,889
Class R-2E	63
Class R-3	10,607
Class R-4	10,681
Class R-5	10,672
Class R-5E	1
Class R-6	213,876
Total	271,753
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$14.08
Class B	$14.06
Class C	$14.06
Class F-1	$14.08
Class F-2	$14.08
Class 529-A	$14.08
Class 529-B	$14.04
Class 529-C	$14.05
Class 529-E	$14.08
Class 529-F-1	$14.08
Class R-1	$14.06
Class R-2	$14.06
Class R-2E	$14.08
Class R-3	$14.08
Class R-4	$14.08
Class R-5	$14.08
Class R-5E	$14.08
Class R-6	$14.08

* Amount less than one thousand